SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                December 15, 1999


                       ACCEPTANCE INSURANCE COMPANIES INC.
             (Exact name of registrant as specified in its charter)


       Delaware                  1-7461                   31-0742926
(State of Incorporation) (Commission File Number)(IRS Employer Identification
                                                            Number)


      225 S. 15th Street, Suite 600 North
              Omaha, Nebraska                                  68102
   (Address of principal executive offices)                  (Zip Code)


                                 (402) 344-8800
              (Registrant's telephone number, including area code)


                                 Not applicable
          (Former name or former address, if changed since last report)

  Item 5.  Other Events.

          (a) The registrant issued the following press release on December 15, 1999:

                      ACCEPTANCE INSURANCE COMPANIES INC.
                        ANNOUNCES CORPORATE RESTRUCTURING


       (OMAHA, NEBRASKA-December 14, 1999)-Acceptance Insurance Companies Inc. (NYSE:AIF) announced a corporate restructuring designed to increase the company's focus on crop insurance while substantially reducing its current commitment and exposure to property and casualty insurance.

         "Upon completing our review of strategic alternatives, the board determined that focusing the company's future efforts on the crop insurance business was the best course of action for our shareholders," said
Michael R. McCarthy, who was named chairman of the board today. McCarthy, chairman of the McCarthy Group, has been a director and significant shareholder of the company since 1993. "While Acceptance Insurance is not getting out of the property and casualty business, it is our intent to redirect our primary efforts and resources to our successful crop insurance business,"
McCarthy said.

         As part of the restructuring plan, John E. Martin has been named president and chief executive officer. Martin will be responsible for overseeing the company's strategic direction and developing new programs consistent with the focus on crop insurance. Prior to joining Acceptance Insurance, Martin was executive vice president and chief operating officer for Ag America,FCB and Western Farm Credit Banks located in Sacramento, California. The Falls City, Nebraska native also served in executive management positions at Ag America,FCB in Spokane, Washington and at the Farm Credit Bank of Omaha, Nebraska. Prior to joining the Farm Credit Banks, Martin was a senior vice president of FirsTier Bank of Omaha, Nebraska.

         "John's demonstrated expertise in agricultural financing and organizational restructuring, and his experience developing marketing and financial plans for a broad agricultural producer base, made him the right person to lead the company in this strategic direction," McCarthy said. "We are confident in his ability to develop innovative programs and strengthen our relationships with the agents who represent our business in the farm community."

         "I am excited to be affiliated with Acceptance Insurance and am looking forward to returning to the Midwest," said Martin. "American Agrisurance, the crop insurance marketing arm of Acceptance Insurance, has an excellent management team, strong agent base and solid history of providing innovative products and services to America's farmers. My first priorities are to work with the senior management team to develop programs that continue the company's innovative heritage, and to demonstrate to agents and their customers that we are committed to meeting their needs."

         Martin succeeds Kenneth Coon, who served as chairman and chief executive officer, and John Nelson, president and chief operating officer. Coon will continue as an officer of the company and will assist the CEO and board of directors on special reinsurance issues and reconfiguration of property and casualty operations. Nelson will remain a director, a member of the board's executive committee and a significant shareholder of the company.

         Recently the company's lenders advised the company that there was a covenant violation in the company's credit agreement. Although there is no debt outstanding under the facility, the banks are not obligated to make new loans to the Company. To meet its short term capital needs, including funding certain reinsurance commitments, the company had anticipated using funds under this facility, cash on hand, cash from the repayment of surplus notes, dividends received, and capital from other sources. McCarthy Group offered to provide $20-$40 million of additional capital. Directors representing another major shareholder agreed to participate in the proposal. The board appointed a special committee to evaluate the proposal and other financing alternatives.

         The board also announced that the company would fund the distribution on the 9% Preferred Securities issued by the AICI Capital Trust for the quarter ending December 31 to holders of record on the close of business on December 15, 1999.

         Acceptance Insurance is a specialized insurance company providing crop, property and casualty insurance products throughout the United States. American Agrisurance, the company's wholly owned crop insurance marketing subsidiary, is a widely recognized leader in the crop insurance industry.

         For additional information, contact:

                  John E. Martin
                  President and Chief Executive Officer

                  J. Michael Gottschalk
                  Secretary
                  (402) 344-8800

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ACCEPTANCE INSURANCE COMPANIES INC.


                                    By   /s/ J. Michael Gottschalk
                                    J. Michael Gottschalk, Chief Legal Officer,
                                    General Counsel and Secretary


                                    December 15, 1999